Exhibit 4.17

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS AGREEMENT is dated effective July 1, 1998,

AMONG:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5,

(the “University”)

AND:

INEX PHARMACEUTICALS CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia and having an office at 100—8900 Glenlyon Parkway , in the City of Burnaby, in the Province of British Columbia, V5J 5J8

(the “Licensee”)

WHEREAS:

A. Dr. Pieter R. Cullis, Professor, Department of Biochemistry and Molecular Biology at the University has been engaged in research during the course of which the University has invented, developed and/or acquired certain technology which is subject to the Licensee’s option pursuant to a Research Agreement dated February 1, 1993 and a Collaborative Research Agreement dated effective January 1, 1999 and successor agreements thereto;

B. Pursuant to research agreements between the University and the Licensee, the University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to liposome drug delivery technologies;

C. On or about July 1, 1998, the University and the Licensee entered into a License Agreement relating to certain liposome drug delivery technologies, (the “1998 License”). On or about March 16, 1999, the Licensee and Esperion Therapeutics, Inc. (“Esperion”) entered into a sublicense agreement whereby certain technology licensed by the University to the Licensee under the 1998 License relating to liposome compositions and methods for the treatment of atherosclerosis (the “UBC 94-049 Technology”), was sublicensed by the Licensee to Esperion (the “Esperion Sublicense”);

D. The University and the Licensee have now agreed to consolidate in one License Agreement:

(i)	all of the technologies invented, developed and/or acquired pursuant to the research agreements between the University and the Licensee since entering into the 1998 License, and in respect of which the Licensee has validly exercised its option to obtain a License, (which technologies have been listed and identified in Part I of the attached Schedule “A”); and

(ii)	all of the technologies licensed by the University to the Licensee under the terms of the 1998 License (which technologies have been listed and identified in Part II of the attached Schedule “A”), excepting only the UBC 94-049 Technology sublicensed by the Licensee to Esperion under the Esperion Sublicense;

E. In order to effect the consolidation of the new technologies and the technologies licensed under the 1998 License, the University and the Licensee have agreed to amend the 1998 License so as to delete and remove from the 1998 License all of the technologies licensed by the University to the Licensee under the terms of the 1998 License (with the exception only of the UBC 94-049 Technology sublicensed by the Licensee to Esperion under the Esperion Sublicense) and to grant a new license with respect to all of the remaining technologies to the Licensee under the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	“Accounting”: an accounting statement setting out in detail how the amount of Revenue and Sublicensing Revenue received by the Licensee and its Affiliates and sublicensees is determined.

(b)	“Affiliate” or “Affiliated Company” or “Affiliated Companies”: with respect to any specified person, any other person that directly controls, is controlled by, or is under common control with, such specified person. For the purposes of this Article 1.1(b), “control” shall mean:

(i)	in the case of corporate entities, the direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote in the general meeting of shareholders, and

(ii)	in the case of a partnership or other legal entity, ownership of at least 50% interest in the income or at least a 50% interest in the power to direct the management or policies of such entity.

For the purposes of this Agreement, the parties agree that Protiva Biotherapeutics Inc. shall not be an Affiliate of the Licensee.

(c)	“Collaborative Research Agreement”: the Collaborative Research Agreement between the parties dated effective January 1, 1999 and successor agreements thereto.

(d)	“Confidential Information”: any part of the Information which is furnished by either party to the other and designated at that time as confidential, whether orally or in writing but excluding any part of the Information:

(i)	possessed by the Recipient prior to receipt from the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not known by the Recipient to be under a confidentiality obligation to the Discloser ; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information as evidenced by the Recipient’s business records.

(e)	“Date of Commencement” or “Commencement Date”: this Agreement will be deemed to have come into force on the Date of Commencement which shall be July 1, 1998, and shall be read and construed accordingly.

(f)	“Discloser”: means a party to this Agreement providing its Confidential Information to the other party as Recipient.

(g)	“Effective Date of Termination”: the date on which this Agreement is terminated pursuant to Article 17.

(h)	“Information”: any and all Technology, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions.

(i)	“Patent(s)”: all Valid Claims of the following intellectual property:

(i)	the Canadian, United States and foreign patents and/or patent applications listed in Schedule “A”;

(ii)	Canadian, United States and foreign patents issued from the applications listed in Schedule “A” and from any and all divisionals and continuations of these applications;

(iii)	claims of Canadian, United States and foreign continuation-in-part applications and of the resulting patents, which are directed to subject matter specifically described in the Canadian, United States, and foreign applications listed in Schedule “A”

(iv)	claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the Canadian and United States patents and/or patent applications described in (i), (ii) or (iii) above; and

(v)	any reissues of United States, Canadian or foreign patents described in (i), (ii), (iii) or (iv) above.

(j)	“Product(s)”: goods, the manufacture, use or sale of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Patent(s).

(k)	“Recipient”: means a party to this Agreement receiving Confidential Information of the other party as Discloser.

(l)	“Revenue”: all revenues, receipts, monies, and the fair market value of all other consideration collected or received by the Licensee or its Affiliates from a sublicensee or other third party whether by way of cash or credit or any barter, benefit, advantage, or concession (but not including Sublicensing Revenue) from the marketing, manufacturing, sale, distribution, or use, of the Technology and/or any Products in any or all parts of the world where the Licensee is permitted by law and this Agreement to market, manufacture, sell, distribute or use the Technology and/or any Products, in such national jurisdictions where a Valid Claim subsists, on a country by country basis, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)	credit, allowances or refunds given on account of returned goods,

(ii)	transportation charges invoiced separately and actually charged to third parties,

(iii)	taxes, duties and customs on all sales of Products,

(iv)	agents’ commissions paid by the Licensee for the sale of Products, and

(v)	bona fide special rebates provided by the Licensee for Products purchased by third parties.

Where any Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange set by the Royal Bank of Canada for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Revenue.

(m)	“Royalty Due Dates”: the last working day of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

(n)

“Sublicensing Revenue”: all revenues, receipts, monies, milestone payments and research fees (in respect of either milestone payments or research fees, only to the extent that same are in excess of reimbursement for the direct costs of research and development or pursuit of regulatory approval undertaken by the Licensee or its Affiliates, pursuant to a written research or development plan), payments, royalties, license fees and the fair market value of all other consideration collected or received by the Licensee or its Affiliates whether by way of cash, or credit or any barter, benefit, advantage, or concession pursuant to each sublicense agreement relating to Valid Claims which form a part of the Technology and/or any Products (but not including Revenue). Where any Sublicensing Revenue is derived from a country other than Canada it shall be converted to the equivalent in Canadian dollars on the date the Licensee is deemed to have received such Sublicensing Revenue pursuant to the terms hereof at the rate of exchange set by the Royal Bank of Canada for buying such currency. The amount of Canadian dollars pursuant to such conversion shall be included in the Sublicensing Revenue.

(o)	“Technology”: the Patent(s) and any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired by the University solely or jointly with the Licensee relating to the Patent(s) as listed in Schedule “A” hereto, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same.

(p)	“UBC Trade-marks”: any mark, trade-mark, service mark, logo, insignia, seal, design, symbol, or device used by the University in any manner whatsoever.

(q)	“Valid Claim”: shall mean either:

(i)	a claim of an issued and unexpired patent included within the Technology, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or

(ii)	a claim in a hypothetical issued patent corresponding to a pending claim in a patent application within the Technology, provided that if such pending claim has not issued as a claim of an issued patent within the Technology within [*] years after the filing date of such patent application, such pending claim shall not be a Valid Claim for purposes of this Agreement. In the event that a claim of an issued patent within the Technology is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competition jurisdiction, such claim shall be reinstated as a Valid Claim hereunder.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology.

2.2 The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology remains with the University.

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2.3 On the last working day of June of each and every year during which this Agreement remains in full force and effect, the Licensee shall deliver in writing the details of any Patents filed during the previous twelve month period.

3.0 GRANT OF LICENSE :

3.1 In consideration of the Royalty payments reserved herein, and the covenants on the part of the Licensee contained herein, the University hereby grants to the Licensee an exclusive worldwide license to use and sublicense the Technology and to manufacture, have made, distribute, import, use and sell Products on the terms and conditions hereinafter set forth during the term of this Agreement.

3.2 The Licensee shall not cross-license the Technology without the prior written consent of the University.

3.3 Notwithstanding Article 3.1 herein, the parties acknowledge and agree that the University may use the Technology without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.

4.0 SUBLICENSING:

4.1 The Licensee shall have the right to grant sublicenses to third parties with respect to the Technology with the prior written consent of the University, not to be unreasonably withheld.

4.2 The Licensee shall have the right to grant sublicenses to Affiliates with respect to the Technology without the prior written consent of the University, provided that:

(a)	the Licensee will cause the Affiliate so sublicensed to perform the terms of this Agreement as if such Affiliate were the Licensee hereunder; and

(b)	any Affiliate so sublicensed shall unconditionally, absolutely and irrevocably covenant and agree with the University as primary obligor, to adopt as its own obligations every obligation of the Licensee contained or set forth in this Agreement, including without limitation, the covenants in this Agreement to pay any amounts due to the University under the terms of this Agreement. The obligations and liabilities of such Affiliate and the Licensee under this Agreement shall be joint and several and the University shall not be obliged to seek recourse against an Affiliate before enforcing its rights against the Licensee. For greater certainty it is hereby confirmed that any default or breach by an Affiliate of any term of this Agreement will also constitute a default by the Licensee under this Agreement.

4.3 The Licensee will furnish the University with a copy of each sublicense granted within [*] days after execution.

4.4 Any sublicense (including any sublicense granted to an Affiliate) granted by the Licensee shall contain covenants by the sublicensee to observe and perform similar terms and conditions to those in this Agreement, including, without limitation, a restriction on the grant of further sublicenses without the University’s consent.

*Confidential Treatment Requested.

4.5 On granting approval to any sublicense, pursuant to Article 4.1, the University will upon request by the approved sublicensee, provide such sublicensee with a letter confirming that if the University:

(a)	gives notice of default to the Licensee pursuant to Article 17.3 of this Agreement, or

(b)	takes any other action pursuant to Articles 17.1 or 17.2 of this Agreement to terminate this Agreement,

then, prior to any termination of this Agreement, the University will give such sublicensee written notice of such default or intention to terminate this Agreement, and in the event of any breach or default by the Licensee, which may be cured pursuant to Article 17.3, will for [*] days from the date of such notice to the sublicensee, give the sublicensee the opportunity to cure such default or breach on the terms provided in Article 17.3 of this Agreement, mutatis mutandis. If this Agreement is terminated, and provided that the sublicense between the Licensee and the sublicensee is in good standing at such time, the University will then enter into good faith negotiations with such sublicensee for the grant to the sublicensee of a new license substantially on the same terms and conditions as are contained in this Agreement.

5.0 ROYALTIES AND CONSIDERATION:

5.1 The Licensee shall pay to the University a royalty (the “Royalty”):

(a)	on all Revenue calculated in accordance with the percentages set out in the “UBC Royalty” Column of Schedule “A”;

(b)	on all Sublicensing Revenue, calculated in accordance with the percentages set out in the “UBC Sublicense Royalty” Column of Schedule “A”.

All subject to the limitation that in no event will the Royalties payable on Sublicensing Revenue and Revenue from any sublicensee exceed the amount of Royalties that would be payable on Revenues if the Technology and/or Products had been marketed, manufactured, sold, distributed or used by the Licensee instead of such sublicensee.

If Schedule “A” is amended at any time after the Commencement Date to add any new Technology, patent or other intellectual property, then the Royalty on Revenue or Sublicensing Revenue shall be calculated for any such new Technology, patent or other intellectual property in accordance with the provisions set out in Schedule “B”.

5.2 The University and the Licensee understand and recognize that there are many Patents comprising the Technology and consequently it is foreseeable that a Product developed by the Licensee may be subject to multiple royalty obligations as a result of more than one patent contributing to the development of such Product. The University and the Licensee agree that the Royalty payable by the Licensee to the University shall be adjusted as follows:

(a)	if more than one Patent licensed under this Agreement is required in respect of a Product, then the Royalty applicable to any such specific Product pursuant to Article 5.1 hereof may be reduced such that there shall only be one Royalty payable on such Product and that Royalty shall be the Royalty for one of the Patents used (determined in accordance with Article 5.1 and Schedule “B”) which is most favourable to the University;

*Confidential Treatment Requested.

(b)	if it is reasonably commercially necessary for a Product to be subject to royalty obligations to one or more third parties, or if the Licensee licenses or owes a royalty in respect of one or more patents from one or more third parties, to be used in combination with the Patents licensed hereunder, then the Royalties set out in Article 5.1 shall be adjusted by apportioning the relative value between the Technology and said third party patent(s) by multiplying the Royalty by the formula a/(a+b) where “a” is the value of the Patent licensed under this Agreement, and “b” is the value of the third party patent(s) provided that “b” shall never be fixed at a value higher than “a”. Values “a” and “b” shall be determined on the basis of the values of each patent when used separately and not used in combination with each other. If the parties are unable to come to agreement on said respective values, the issue will be determined by arbitration pursuant to Article 14. For greater certainty, notwithstanding anything in this Article 5.2(b), the final Royalty payable by the Licensee to the University shall not be less than [*] of the Royalties determined in accordance with Article 5.1.

5.3 The Royalty shall become due and payable within [*] days of each respective Royalty Due Date and shall be calculated with respect to the Revenue and the Sublicensing Revenue in the three month period immediately preceding the applicable Royalty Due Date.

5.4 All payments of Royalties made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by law.

5.5 Revenue shall be deemed to have been received by the Licensee or any Affiliate when actually received, provided that diligent efforts short of commencing legal action are made to collect same. Sublicensing Revenue shall be deemed to have been received by the Licensee or any Affiliate with respect to each of their sublicensees when such consideration is actually received.

5.6 Any transaction, disposition, or other dealing involving the Technology or any part thereof between the Licensee and another person that is not made at fair market value shall be deemed to have been made at fair market value, and the fair market value of that transaction, disposition, or other dealing shall be deemed to be part of the Revenue (or the Sublicensing Revenue, as the case may be) and shall be included in the calculation of Royalties under this Agreement.

5.7 Revenue shall not include and no Royalties will be payable on Products used for research and development of the Products or the Technology for which the Licensee does not receive consideration, such as but not limited to dispositions for clinical trials, marketing, research use and compassionate use or for other similar uses.

5.8 Sublicensing Revenue shall not include and no Royalties will be payable on:

(a)	loans to the Licensee by a sublicensee relating to the Technology except to the extent that the interest charged for same is less than fair market value (in which case such difference shall be Sublicensing Revenue) or to the extent that the principal of same is forgiven (in which case such forgiven amount shall be Sublicensing Revenue); or

(b)	investments in the Licensee by a sublicensee relating to the Technology except to the extent that such investments are made at greater than fair market value (in

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which case such premium shall be Sublicensing Revenue). For the purposes of this subsection, if the shares are not listed on any stock exchange, the fair market value shall be based on the price at which shares have been issued to investors (who are not industry-related strategic investors or collaborative research partners) in the then most recent bona fide arm’s length private placement financing completed within the preceding [*] months having gross proceeds of at least [*]. If no such private placement financing has been completed, the parties hereto shall appoint a mutually acceptable person as an independent evaluator and if the parties cannot agree on an evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

5.9 If at any time, a third party in any country shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Product with respect to which Royalties would be payable pursuant to this Agreement, then the Licensee may reduce the Royalty on sales in such country of such Product to an amount no greater than the amount payable by said third party to the Licensee as consideration for the compulsory license.

5.10 No Royalty shall be payable on the sales of Products between the Licensee and its Affiliates, provided that Royalties shall be payable on all Revenue received by the Licensee or its Affiliate(s) from any subsequent sale of such Products to a sublicensee or to a third party.

5.11 No Royalties shall be payable on Sublicensing Revenue paid to the Licensee from its Affiliates, but Royalties shall be payable on the Sublicensing Revenue of the Licensee’s Affiliates from a third party.

5.12 If, at any time, legal restrictions prevent the prompt remittance of part or all of Royalties with respect to any country where Revenue or Sublicensing Revenue is generated, the Licensee or its Affiliates or sublicensees shall have the right and option, on consultation with the University, to make such payments by depositing the amount thereof in local currency for the benefit of the University in a bank or depository in such country.

5.13 In further consideration for the license granted hereunder, the Licensee shall pay to the University, in addition to all other amounts due under this Agreement, an annual maintenance fee of [*] payable on or before January 2 of each year during which this Agreement remains in full force and effect, commencing on January 2, 2002 (the “Annual Maintenance Fee”). Neither all nor any part of the Annual Maintenance Fee paid shall be refundable to the Licensee under any circumstances.

6.0 PATENTS:

6.1 The Licensee shall pay all costs of prosecuting and maintaining the Patents.

6.2 The Licensee shall have the right, with reasonable input from the University, to identify any process, use or products arising out of the Technology that may be patentable and shall take all reasonable steps to apply for a patent in the name of the University provided that the Licensee pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which the Licensee determines that a Patent is required.

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6.3 On the issuance of a patent for the Technology the Licensee shall have the right to become, and shall become the licensee of the same all pursuant to the terms contained herein.

6.4 For the purposes of this Article 6.4, “Improvements” means, in respect of any Patents: (i) any and all patents and any and all patent applications that claim priority to such Patents (whether complete or incomplete or whether filed or unfiled) including, but not limited to, provisional, non-provisional, continuations and continuations-in-part, and divisional patent applications and registrations in any jurisdiction world-wide; and (ii) any and all inventions arising from such patents or patent applications whether patented or not. To the extent possible and unless precluded by any present or future agreement of the Licensee or its sublicensees, any Improvements made:

(a)	by the Licensee, whether solely or jointly with any person other than a sublicensee;

(b)	by a sublicensee, whether solely or jointly with any person other than the Licensee; or

(c)	jointly by the Licensee and a sublicensee

shall be solely owned by the University, and the Licensee and/or its sublicensees shall assign or cause to be assigned to the University all right, title and interest in and to such Improvements. Such Improvements shall be added to Schedule “A”.

6.5 The Licensee shall advise the University in writing of all actions which it undertakes concerning the application and maintenance of the Patents, and shall provide copies of the substantive correspondence and documents which it sends or receives in connection therewith.

6.6 Should the Licensee:

(a)	discontinue pursuing one or more patent applications, patent protection or patent maintenance in relation to the Patent(s) or any continuation, continuation in-part, division, reissue, re-examination or extension thereof; or

(b)	not pursue patent protection in relation to the Patent(s) in any specific jurisdiction; or

(c)	discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology in any jurisdiction;

then the Licensee shall provide the University with notice of its decision to discontinue or not to pursue such patent protection in sufficient time, such time not to be less than [*] days for the University to file a Patent application or continue pursuing an existing Patent application at the University’s own expense.

6.7 If the Licensee discontinues or does not pursue one or more patent applications, patent protection, or patent maintenance, in relation to the Patent(s) as described in Article 6.6(a), this license shall be terminated with respect to such patent or patent application pursuant to the provisions of Article 17 hereof. If the Licensee discontinues or does not pursue patent applications, patent protection or patent maintenance in relation to one or more Patents (the

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“Discontinued Patent”), provided that the University diligently pursues such Discontinued Patent application, or maintains any existing registration for the Discontinued Patent, the Licensee shall not have the right to use the Technology claimed in any such Patent(s) and/or Patent applications and Schedule “A” will be deemed to be amended to exclude such Patent(s) and/or Patent applications from the grant of license contained herein.

6.8 For the purposes of greater clarity, the parties agree that should the Licensee decide not to pursue patent protection in relation to the Patents in a specific jurisdiction for reasonable commercial reasons, this shall not invoke the provisions of Article 6.7.

7.0 DISCLAIMER OF WARRANTY:

7.1 Except as expressly set out in this Agreement, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology or the Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology or the Products:

(a)	shall correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

The University shall not be liable for any loss, whether direct, consequential, incidental, or special which the Licensee suffers arising from any defect, error, fault, or failure to perform with respect to the Technology or Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. The Licensee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology.

7.2 The parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

7.3 Except as expressly set out in this Agreement, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by the University as to title to the Technology or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights,

(b)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights, or

(c)	the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trade-marks.

7.4 [*]

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7.5 Notwithstanding Article 7.3, in the event of an alleged infringement by a third party of the Technology or any right with respect to the Technology, or any complaint by the Licensee alleging any infringement by a third party with respect to the Technology or any right with respect to the Technology, the Licensee shall have, upon receiving the prior written consent of the University, not to be unreasonably withheld or delayed, the right to prosecute such litigation. Provided that it has first granted such consent, not to be unreasonably withheld or delayed, the University agrees to co-operate reasonably to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event all recoveries shall enure to the Licensee. In the event of any litigation:

(a)	the Licensee shall keep the University fully informed of the actions and positions taken or proposed to be taken by the Licensee (on behalf of itself or a sublicensee) and actions and positions taken by all other parties to such litigation;

(b)	[*]

(c)	the University may elect to participate formally in the litigation to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by the University (subject to the possibility of recovery of some or all of such additional expenses from such other parties to the litigation);

(d)	the Licensee may hold and accrue any Royalties payable by the Licensee to the University from the date an action claiming invalidity of a Patent or Patents is rendered by a party to such litigation, provided, however, thereafter the Licensee shall continue to account to the University during such period of accrual and promptly, upon termination of such suit by settlement or by unappealable or unappealed decision of a court of competent jurisdiction, shall pay accrued Royalties to the University after the deduction of any applicable credits, if as a result of termination of such suit, the validity of the Patent or Patents at issue in said suit, and the scope of such Patent(s), is not changed. If as a result of such suit it is adjudged that such Patent(s) is not valid, or that the valid scope of such Patent(s) no longer reads on a Product, the Licensee may by written notice terminate this Agreement in respect to such Patent(s) or in the sole discretion of the Licensee, may maintain the License in full force and effect, except that the Licensee shall no longer be liable for the payment of Royalties in respect of such Patent(s).

7.6 In the event of an alleged infringement of the Technology or any third party use of the Technology which is Confidential Information, the Licensee and the University agree that they shall reasonably cooperate to enjoin such third party’s use of the Technology.

7.7 If any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee (or a sublicensee of the Licensee) with respect to the manufacture, use or sale of a Product, the following procedure shall be adopted:

(a)	the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee (on behalf of itself or a sublicensee),

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(b)	except as provided for in Article Error! Reference source not found., all costs and expenses incurred by the Licensee (or any sublicensee of the Licensee) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by the Licensee (or any sublicensee of the Licensee, as the case may be),

(c)	[*]

(d)	[*]

8.0 INDEMNITY AND LIMITATION OF LIABILITY:

8.1 The Licensee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology or Products licensed under this Agreement by the Licensee or its sublicensees, or their customers or end-users howsoever the same may arise.

8.2 Subject to Article 8.3, the University’s total liability, /whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students, or agents shall be limited to the sum of [*].

8.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.0 PUBLICATION AND CONFIDENTIALITY:

9.1 The Discloser’s Confidential Information shall be developed, received, and used by the Recipient solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 9.

9.2 The Recipient shall keep and use all of the Discloser’s Confidential Information in confidence and will not, without the Discloser’s prior written consent, disclose any of the Discloser’s Confidential Information to any person or entity, except those of the Recipient’s officers, employees, faculty, students, consultants and professional advisors who require said Confidential Information in performing their obligations under this Agreement. The Recipient covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Discloser’s Confidential Information.

9.3 The Recipient shall not use, either directly or indirectly, any of the Discloser’s Confidential Information for any purpose other than as contemplated herein without the Discloser’s prior written consent.

*Confidential Treatment Requested.

9.4 If the Recipient is required by judicial or administrative process to disclose any or all of the Discloser’s Confidential Information, the Recipient shall promptly notify the Discloser and, when available allow the Discloser reasonable time to oppose such process before disclosing any Confidential Information.

9.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 9 shall survive and be binding upon the Recipient, its successors and assigns.

9.6 The Licensee acknowledges that the policies of the University require that the results of the University’s research be publishable, subject to this Article 9.0. The parties therefore agree that the inventors of the Technology shall not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in abstracts, journals, theses, or dissertations, or otherwise, whether in printed or in electronic media, methods and results of the inventors’ research, provided however that:

(a)	the University provides the Licensee with copies of any proposed publication or presentation at least [*] days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party; and

(b)	the Licensee has not, within [*] days after receipt of said copies, objected in writing to such proposed presentation or proposed publication in accordance with Article 9.7 of this Agreement.

9.7 The Licensee may object to a proposed presentation or proposed publication on the grounds that it contains Confidential Information that was disclosed to the University by the Licensee or on the grounds that it discloses patentable subject matter which needs protection. In the event that the Licensee makes such objection on the former ground, the Licensee shall specify the portions of the presentation or publication considered objectionable (the “Objectionable Material”). Upon receipt of notification from the Licensee that any proposed publication or disclosure contains Objectionable Material, the University and the Licensee shall work together to revise the proposed publication or presentation to remove or alter the Objectionable Material in a manner acceptable to the Licensee, in which case the Licensee shall withdraw its objection. The University shall co-operate in all reasonable respects in making revisions to any proposed disclosures if considered by the Licensee to contain Objectionable Material. The University shall not be restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. In respect of any disclosures made pursuant to this Article 9.7, at the Licensee’s request, the Licensee’s Confidential Information shall be deleted therefrom prior to such disclosure. In the event that the Licensee makes such an objection on the latter ground, thereafter the Licensee may file a patent application and the University shall ensure that its researchers refrain from making such publication or presentation until the Licensee has filed one or more patent applications with one or more patent offices directed to such patentable subject matter, or until 3 months have elapsed from date of receipt of such written objection from the Licensee by the University, whichever is sooner, after which the University and its researchers may proceed with said presentation or publication. For greater certainty, a provisional patent application shall be considered to be a patent application in the United States of America for the purposes of this Agreement.

9.8 The Licensee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Licensee claims that such disclosure would or

*Confidential Treatment Requested.

could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement, the inventors of the Technology, the term of this Agreement, and the consideration actually paid to the University pursuant to this Agreement.

9.9 The University shall use its reasonable efforts to maintain as confidential any business plans, business documents or other reports prepared by the Licensee and delivered to the University pursuant to the terms of this license agreement and which are identified in writing by the Licensee as confidential.

9.10 Notwithstanding the provisions of Article 9.2, the Licensee may disclose the University’s Confidential Information to third parties in the exercise of the Licensee’s rights under the license grant in Article 3, provided that such third parties shall have first signed a confidentiality and non-disclosure agreement protecting the University’s Confidential Information.

10.0 PRODUCTION AND MARKETING:

10.1 The Licensee shall not use any of the UBC Trade-marks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Without limiting the generality of the foregoing, neither party shall issue a press release with respect to this Agreement or any activity contemplated herein without the prior review and approval of same by the other party, except as required by law. If either party is required by law to act in contravention of this Article, such party shall provide the other party with sufficient advance notice in writing to permit the other party to bring an application or other proceeding to contest the requirement.

10.2 The Licensee shall use its reasonable commercial efforts to promote, market and sell the Products and utilize the Technology and to meet or cause to be met the market demand for the Products and the utilization of the Technology.

10.3 If the University is of the view that the Licensee is in breach of Article 10.2, the University shall notify the Licensee and the parties hereto shall appoint a mutually acceptable person as an independent evaluator (the “Evaluator”) to conduct the evaluation set forth in Article 10.4 . If the parties cannot agree on such an evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre.

10.4 Unless the Parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluator before and during the investigation by the Evaluator:

(a)	within [*] days of the appointment of the Evaluator each party shall provide to the Evaluator and the other party copies of all documents, statements and records on which the party intends to rely in presenting its position to the Evaluator;

(b)	within [*] days of the appointment of the Evaluator the Licensee shall provide to the Evaluator and the University a written summary of its position. On receipt of the Licensee’s summary the University shall have [*] days to prepare and submit to the Licensee and the Evaluator its own summary in reply to the summary submitted by the Licensee;

*Confidential Treatment Requested.

(c)	on receipt of the documents, statements, records and summaries submitted by the parties the Evaluator shall have [*] days within which to conduct such further inquiries as he or she may deem necessary for the purpose of reviewing the efforts made by the Licensee with respect to the promotion, marketing and sale of the Products and the Technology in compliance with the requirements of Article 10.2. For the purpose of conducting such an inquiry, the Evaluator shall have the right to:

(i)	require either party to disclose any further documents or records which the Evaluator considers to be relevant;

(ii)	interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluator;

(iii)	make an “on site” inspection of the Licensee’s facilities;

(iv)	obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluator does not have a specific expertise;

10.5 The Evaluator shall within [*] days of starting the inquiry, prepare a report setting their findings and conclusions as to whether or not the Licensee has used reasonable efforts as specified in Article 10.2. If the Evaluator determines that the Licensee has failed to use reasonable efforts as specified in Article 10.2, then the Evaluator shall specify in their report their conclusions as to what would constitute such reasonable efforts, and the Licensee shall thereafter make the efforts so specified. If the Licensee fails to make such efforts, after notice of termination for breach provided in accordance with the terms of Article 17.3, then the University’s sole remedy for failure to make the efforts specified in Article 10.2 and 10.5 shall be that this Agreement may be terminated in accordance with Article 17.3.

10.6 The report and conclusions of the Evaluator shall be delivered to the Licensee and the University, and shall be accepted by both parties as final and binding.

10.7 The University may not call for more than [*] evaluation pursuant to Article 10.3 in any [*] calendar year period. The cost of an evaluation hereunder shall be borne [*] by the Licensee and [*] by the University. At the request of the Licensee, the University will consent to the participation in any evaluation made pursuant hereto of the Licensee’s sublicensee(s).

10.8 The Licensee agrees that it shall deliver to the University an annual report, due on December 31 of each year during the term of this Agreement, which summarizes the major activities the Licensee has undertaken in the course of the preceding 12 months to develop and commercialize and/or market the Technology. The report will include an outline of the status of any Products in clinical trials and the existence of any sublicenses of the Technology.

11.0 ACCOUNTING RECORDS:

11.1 The Licensee shall maintain at its principal place of business, or such other place as may be most convenient, separate accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper returns to be made under this Agreement, and the Licensee shall cause its sublicensees to keep similar accounts and records.

*Confidential Treatment Requested.

11.2 The Licensee shall deliver to the University on the date [*] days after each and every Royalty Due Date, together with the Royalty payable thereunder, the Accounting (and a report identifying each sublicensee and the principal location of the business of each sublicensee).

11.3 The calculation of Royalties shall be carried out in accordance with generally accepted Canadian accounting principles or the standards and principles adopted by the U.S. Financial Accounting Standards Board, applied on a consistent basis.

11.4 The Licensee shall retain the accounts and records referred to in Article 11.1 above for at least [*] years after the date upon which they were made and shall permit any duly authorized representative of the University, on reasonable notice no more than [*], to inspect such accounts and records during normal business hours of the Licensee at the University’s expense. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts from such accounts, records and agreements at the University’s expense.

11.5 During the term of this Agreement and thereafter, the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Article remains confidential and is treated as such by the University.

12.0 INSURANCE:

12.1 Unless satisfactory arrangements are made between the Licensee and the University with respect to a self-insurance program or the requirement for insurance hereunder is waived by the University [*] days prior to the start of any human clinical trials or other Product testing involving human subjects by the Licensee or any sublicensee (“Human Clinical Trials”), then the Licensee shall procure and maintain, during the term of this Agreement, the insurance outlined in Articles 12.2 and 12.3 and otherwise comply with the insurance provisions contained in Articles 12.2 and 12.3.

12.2 The Licensee shall give written notice to the University [*] days prior to the earlier of either:

(a)	the start of any Human Clinical Trials; or

(b)	the first sale of any Product by the Licensee or any Affiliate or sublicensee;

of the terms and amount of the appropriate public liability, product liability and errors and omissions insurance which it has placed. Such insurance shall in no case be less than the insurance which a reasonable and prudent businessperson carrying on a similar line of business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, its Board of Governors, faculty, officers, employees, students, and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall not be cancelled or materially altered except upon at least [*] days’ written notice to the University. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage [*] days before commencement of Human Clinical Trials and [*] days prior to the sales of any Product and the Licensee covenants not to start Human Clinical Trials, or sell any Product before such certificate is provided and approved by the University, or to start any Human Clinical Trials or sell any Product at any time unless the insurance outlined in this Article 12.2 is in effect.

*Confidential Treatment Requested.

12.3 The Licensee shall require that each sublicensee under this Agreement shall either:

(a)	demonstrate to the Licensee’s reasonable satisfaction that such sublicensee has a program of self insurance no less adequate than that which a reasonable and prudent businessperson carrying on a similar line of business would require; or

(b)	[*] days prior to the earlier of the start of Human Clinical Trials or the first sale of any Product by such sublicensee, procure and maintain public liability, product liability and errors and omissions insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee shall use reasonable efforts to ensure that any and all such policies of insurance required pursuant to this Article 12.3(b) shall contain a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.

13.0 ASSIGNMENT:

13.1 Except as expressly permitted hereby, the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Licensee shall have the right to assign to an Affiliated Company or an entity that acquires all, or substantially all, of the assets related to the Technology and the Products.

13.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society.

14.0 GOVERNING LAW AND ARBITRATION:

14.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Articles 14.2 and 14.3, the courts of British Columbia shall have exclusive jurisdiction over this Agreement.

14.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

14.3 Article 14.2 shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

14.4 Notwithstanding the rest of this Article 14, if a ruling by a court or arbitral authority on any dispute between the Licensee and a sublicensee, regarding the interpretation

*Confidential Treatment Requested.

of the sublicensee’s sublicense agreement, could reasonably affect the interpretation of this Agreement, then on receipt of notice of such a dispute from the Licensee, the University may elect to apply to join in such proceeding.

(a)	If the University is permitted to join in such proceeding it shall be bound by the decision of such court or arbitral authority, in so far as the interpretation of such decision could reasonably affect the interpretation of this Agreement.

(b)	If the University elects not to join in such proceeding (for reasons other than not being permitted to join) then the University hereby agrees to be bound by the decision of such court or arbitral authority, in so far as the interpretation of such decision could reasonably affect the interpretation of this Agreement.

(c)	If the University is not permitted to join in such proceeding, then the University shall not be bound by the decision of such court or arbitral authority.

[*]

15.0 NOTICES:

15.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, or fax, all postage and other charges prepaid, at the address for such party set forth below or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by fax shall be deemed to have been given or received at the time of delivery, or transmission of the fax. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of [*] after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mail, then the notice shall only be effected if actually received.

If to the University:	[*] [*] [*] [*] [*] [*] [*] [*]

*Confidential Treatment Requested.

If to the Licensee:	[*] [*] [*] [*] [*] [*] [*]

16.0 TERM:

16.1 This Agreement and the license granted hereunder shall terminate on the expiration of a term of [*] years from the Date of Commencement or the expiration of the last patent obtained pursuant to Article 6 herein, whichever event shall last occur unless earlier terminated pursuant to Article 17 herein. Upon expiry of the term of this Agreement (but not on termination in accordance with Article 17) the Licensee shall thereafter have, in perpetuity, a fully paid-up world wide license to use and sublicense the Technology and to manufacture, have made, distribute, import, use and sell Products, without further payment of Royalties to the University.

17.0 TERMINATION:

17.1 This Agreement shall automatically and immediately terminate without notice to the Licensee if any proceeding under any applicable bankruptcy or insolvency laws, or any other legislation of similar purport, is commenced by or against the Licensee, provided that in the case of any involuntary bankruptcy or insolvency proceedings being commenced against the Licensee, the Licensee shall have a [*] day period following the commencement of any such proceedings, and, if such proceedings are discharged within such period, the termination shall be of no effect.

17.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Licensee:

(a)	if any execution, sequestration, or any other process of any court becomes enforceable against the Licensee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Licensee within [*] days thereafter;

(b)	if any resolution is passed by the Licensee or voluntary order made or other steps taken by the Licensee for the winding up, liquidation or other termination of the existence of the Licensee;

(c)	if the Licensee ceases to carry on its business, other than as a result of a disposition of substantially all of the Licensee’s business to a third party;

(d)	if the Licensee commits any breach of Article 4.1 or any material breach of Article 12;

(e)	the Licensee notifies the University in writing that it intends to discontinue pursuing all Patent protection for the Technology as set out in Article 6.6(a) hereof;

*Confidential Treatment Requested.

(f)	if any sublicensee of the Licensee is in material breach of its sublicense agreement with the Licensee which breach would be a breach of this Agreement if committed by the Licensee and the Licensee fails to use reasonable efforts to cause such sublicensee to cure such breach within [*] days of receipt of written notice from the University requiring that the Licensee cause such sublicensee to cure such breach; or

(g)	if the Licensee is in breach of the Collaborative Research Agreement between the Licensee and the University, which breach has not been cured within the time provided for the curing of such breach under the terms of the Collaborative Research Agreement, provided that the University’s notice of breach of such agreement states its intention to terminate this Agreement.

17.3 Other than as set out in Articles 17.1 and 17.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice, (such written notice expressly stating the grounds for the default), to that effect if:

(a)	such default is reasonably curable within [*] days after receipt of notice of such default and such default or failure to comply is not cured within [*] days after receipt of written notice thereof, or

(b)	such default is not reasonably curable within [*] days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

17.4 If this Agreement is terminated pursuant to Articles 17.1, 17.2, or 17.3, the Licensee shall make Royalty payments to the University in the manner specified in Article 5, and the University may proceed to enforce payment of all outstanding Royalties or other monies owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity, successively or concurrently at the option of the University.

17.5 Upon any such termination of this Agreement, the Licensee shall:

(a)	except as required by law or expressly permitted by Article 17.7, deliver up to the University within a reasonable time, not to exceed [*] months from the Effective Date of Termination, all Technology in its possession or control and shall have no further right of any nature whatsoever in the Technology. On failure by the Licensee to so deliver up the Technology, the University may take action against the Licensee to enforce such delivery and the Licensee will pay all charges or expenses incurred by the University in the enforcement of such rights or remedies against the Licensee including, without limitation, the University’s legal fees and disbursements on an indemnity basis, and

(b)

deliver to the University within [*] days of the Effective Date of Termination a written accounting and plan specifying, in such terms as the University may in its reasonable discretion require, the inventory of Products remaining unsold on the Effective Date of Termination, and the Licensee’s plan for the disposition of same. Following the delivery of such accounting and plan, the Licensee shall then have a reasonable time to liquidate such inventory of Products, provided

*Confidential Treatment Requested.

that such period shall not exceed [*] months from the Effective Date of Termination. The Licensee shall continue to make all Royalty payments to the University on all such Products sold in the same manner as specified in this Agreement, notwithstanding anything contained in, or any exercise of rights by the University under this Article 17.

17.6 Notwithstanding the termination of this Agreement, Article 11 shall remain in full force and effect until [*] years after:

(a)	all payments of Royalty required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

(b)	any other claim or claims of any nature or kind whatsoever of the University against the Licensee has been settled.

17.7 Except as required by law, upon any termination of this Agreement, each party shall cease to use the Confidential Information of the other party, and upon written request and at the option of the other party, shall deliver or destroy and certify the destruction of all copies of same, except for a single copy to be retained solely for the purpose of compliance with the terms of this Agreement.

18.0 MISCELLANEOUS COVENANTS OF LICENSEE:

18.1 The Licensee hereby represents and warrants to the University that the Licensee is a corporation duly organized, existing, and in good standing under the laws of the Province of British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

18.2 The Licensee represents and warrants that it has the expertise necessary to handle the Technology with care and without danger to the Licensee, its employees, agents, or the public. The Licensee shall not accept delivery of the Technology until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology in a safe and prudent manner.

18.3 The Licensee shall comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise with respect to the Technology and/or this Agreement.

18.4 Upon the presentation of itemized bills to the Licensee by the University, the Licensee shall pay:

(a)	all reasonable legal expenses and costs incurred by the University in respect of the negotiation and preparation of this Agreement, and of any amendments of this Agreement; and

(b)	all reasonable legal expenses and costs in excess of [*], incurred by the University in respect of any consents or approvals required from the University, including but not limited to expenses and costs in respect of the University’s review of each sublicense to be granted by the Licensee, but not including litigation expenses incurred by the University as set out in Article 7.5.

*Confidential Treatment Requested.

18.5 The Licensee shall pay all taxes and any related interest or penalty howsoever designated and imposed as a result of the existence or operation of this Agreement, including, but not limited to, tax which the Licensee is required to withhold or deduct from payments to the University. The Licensee will furnish to the University such evidence as may be required by Canadian authorities to establish that any such tax has been paid. The Royalties specified in this Agreement are exclusive of taxes. If the University is required to collect a tax to be paid by the Licensee (or any of its sublicensees), the Licensee shall pay such tax to the University on demand.

19.0 RESEARCH AGREEMENT:

19.1 The Licensee and the University hereby confirm the provisions of the Collaborative Research Agreement.

19.2 If there is a conflict of the provisions of this Agreement and the provisions of the Collaborative Research Agreement, the provisions of this Agreement shall govern.

20.0 GENERAL:

20.1 On reasonable notice, the Licensee shall permit any duly authorized representative of the University during normal business hours and at the University’s sole risk and expense to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

20.2 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

20.3 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

20.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

20.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

20.6 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

20.7 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

20.8 If any Article, part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

20.9 The parties hereto acknowledge that the law firm of Richards Buell Sutton has acted solely for the University in connection with this Agreement and that all other parties hereto have been advised to seek independent legal advice.

20.10 All amounts due and owing to the University hereunder but not paid by the Licensee on the due date thereof shall bear interest in Canadian dollars at the rate of [*]. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

20.11 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

20.12 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on the 30 day of June    , 2001 but effective as of the Date of Commencement.

Signed for and on behalf of

THE UNIVERSITY OF BRITISH COLUMBIA

by its duly authorized officer:

/s/ ANGUS LIVINGSTONE

Name:	Angus Livingstone
Title:	Managing Director
University – Industry Liaison Office
Date:	June 30, 2001

*Confidential Treatment Requested.

Signed for and on behalf of

INEX PHARMACEUTICALS CORPORATION

by its duly authorized officer:

/s/ DAVID J. MAIN

Name:	David J. Main
Title:	President and CEO
Date:	July 26, 2001

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

PART I:

The Technology and Patents which are subject to the Collaborative Research Agreement or as otherwise agreed by the parties, and set out more specifically as follows:

- A2 -

UBC File #	Inex File #	Description	Patent #’s	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

- A3 -

PART II

The Technology and Patents which were originally licensed to the Licensee pursuant to the terms of the 1998 License and set out more specifically as follows:

- A4 -

UBC File #	Inex File #	Description	Patent #’s	Inventors	Party Credited	UBC Royalty	UBC Sublicense Royalty
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]

[*]

*Confidential Treatment Requested.

SCHEDULE “B”

ROYALTIES

[*]

*Confidential Treatment Requested.